Coastal Reports Record First Quarter Earnings -- Up 11 Percent


Houston, April 22, 1999 -- The Coastal Corporation today reported record first quarter earnings from continuing operations of $134.5 million, or 62 cents per share (assuming dilution), up 11 percent on a per-share basis from comparable first quarter 1998 earnings of $124.8 million, or 56 cents per share.

     "Achieving this earnings growth during the first quarter of 1999 underscores the importance of positioning and managing our operations to profit even in a difficult industry environment," said David A. Arledge, chairman and chief executive officer, The Coastal Corporation. "During the quarter, the industry experienced the lowest natural gas prices since 1995 and the lowest refining margins in more than ten years, due primarily to three consecutive warm winters. Coastal has been successful in these challenging times for several reasons. First, we have a clearly defined strategy designed to provide double-digit earnings growth; second, the diversity of Coastal's integrated asset base provides strength during periods of low prices and margins; third, we have a disciplined approach to managing risk; and fourth, we have been diligent in our ongoing cost control efforts across the Company."

     Arledge continued: "We have identified specific projects for growth capital allocation during the next several years. These projects and plans are being completed while maintaining the balance sheet strength and financial flexibility to take advantage of opportunities as they arise. For example, Coastal's debt was recently upgraded by a major rating agency, and we are in the process of completing negotiations on several natural gas property acquisitions. Capitalizing on the currently favorable acquisitions market allows us to reduce our future exploratory risks.

     "Refining, Marketing, and Chemicals earnings increased 46 percent for the quarter. Our risk management activities allowed us to achieve higher margins and the reengineering of our refineries has permanently reduced our costs. In addition, we continue to benefit from earlier changes to expand our most profitable marketing operations and eliminate marginal activities.

     "The Natural Gas segment again reported strong, consistent results. Progress continues on several regulated and unregulated development projects.

      "Our Exploration and Production segment increased natural gas production 8 percent from the 1998 quarter and we remain on target to reach our goal for a 20 percent increase in natural gas production for the year.

     "Coastal's Power segment increased earnings by over 60 percent for the quarter, due in large part to the contribution of recently acquired and completed projects," Arledge concluded.

      Coastal's net earnings for the 1999 first quarter were $134.5 million, or 62 cents per share. Net earnings for the 1998 period of $122.9 million, or 55 cents per share, included a loss of $1.9 million, or 1 cent per share, for the Company's investment in common carrier trucking which was accounted for as a discontinued operation as of December 1998.

     The Company's overall earnings before interest and income taxes (EBIT) for the first three months of 1999 were $269.0 million compared with $263.3 million for the 1998 first quarter.

                        Refining, Marketing and Chemicals

     First quarter 1999 EBIT for the Refining, Marketing and Chemicals segment was $69.6 million, an increase of 46 percent over 1998 first quarter EBIT of $47.6 million.

     Coastal continues to benefit from earlier upgrades to its refineries which enables the Company to produce higher-value products from cheaper heavy and sour crudes. More than two-thirds of Coastal's 483,000 barrel-per-day (bpd) refining capacity is designed for these lower-cost crudes.

      Crude throughput at Coastal's refineries averaged 455,000 bpd in the first quarter of 1999, compared with 413,000 bpd during the same period in 1998, due to successful turnarounds and operational enhancements.


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

                                                                   Exhibit 99.1


     The Company's Marketing operations also provided improved results primarily from continued emphasis on concentrating these operations around Coastal's core refineries as well as effective market strategies. Chemical operations continued to be affected by weak Asian economic conditions and results were unchanged from the 1998 first quarter. However, the Company remains positioned to capitalize on chemical margins as they recover.

     Sales of refined products during the quarter, including products purchased from others, averaged 898,000 bpd, compared with 796,000 bpd for the same period in 1998.

                                   Natural Gas

     Coastal's Natural Gas segment reported first quarter 1999 EBIT of $186.9 million compared with $193.8 million for the same period last year. First quarter 1998 results include a net benefit related to the final settlement of the Company's ANR Pipeline rate case. Throughput for Coastal's regulated pipeline subsidiaries for the quarter was 549.3 billion cubic feet (Bcf) compared with 566.0 Bcf in the 1998 period.

     Preliminary construction work began on the 1,900-mile Alliance Pipeline, which will deliver 1.3 Bcf of natural gas per day from Western Canada into the Chicago market hub. Coastal has a 14.4 percent interest in Alliance, as well as the Aux Sable natural gas processing facility which will process the gas transported through Alliance. Coastal is also proceeding with the development of the proposed Gulfstream Natural Gas System, a major 700-mile pipeline project originating near Mobile, Alabama, and designed to serve growing Florida energy markets.

                           Exploration and Production

     Exploration and Production EBIT in the first quarter of 1999 was $11.4 million compared to $25.5 million for the 1998 quarter. Benefits from higher natural gas production for the quarter were more than offset by decreased crude oil and condensate production and significantly lower prices for both natural gas and crude oil and condensate.

     Prices realized for natural gas in the first quarter of 1999 were $1.59 per thousand cubic feet (Mcf) versus $2.01 per Mcf in the first quarter of 1998. Crude oil and condensate prices realized in the first quarter 1999 were $10.38 per barrel versus $13.54 per barrel for the same period last year.

     First quarter production of natural gas increased to 529.2 million cubic feet per day (MMcf/d) from an average of 489.8 MMcf/d for the same period in 1998. Net production of crude oil and condensate averaged 11,025 bpd, compared to the first quarter 1998 average of 15,262 bpd.

                                      Power

     Coastal's Power segment reported first quarter 1999 EBIT of $18.9 million compared to $11.6 million for the 1998 period, reflecting increased earnings from several plants, both domestic and international.

     In March 1999, Coastal subsidiaries acquired the 80-megawatt Rensselaer cogeneration facility located near Albany, New York. Coastal continues to pursue opportunities in the deregulating domestic arena, while remaining active in specific international projects.

                                      Coal

     The Coal segment reported first quarter 1999 EBIT of $4.3 million compared to $2.8 million for the same period in 1998. Coal sales from subsidiary-owned mines were 2.2 million tons for the first quarter of 1999 compared to 1.8 million tons for the 1998 first quarter.

     The Coastal Corporation (NYSE:CGP) is a Houston-based energy holding company with consolidated assets of more than $12 billion and subsidiary operations in natural gas transmission, storage, gathering/processing and marketing; oil and gas exploration and production; petroleum refining, marketing and distribution; chemicals; power production; and coal. Coastal's address on the World Wide Web is www.coastalcorp.com.


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

                                                                   Exhibit 99.1


THE COASTAL CORPORATION AND SUBSIDIARIES

                                                                                    (millions except per share)
                                                                                    Three Months Ended March 31
                                                                                  ------------------------------
                                                                                     1999                1998
                                                                                  -----------        -----------
                                                                                                    (restated)(b)
Operating revenues (a).....................................................       $   1,709.6        $   1,956.5

Operating and general expenses
     Purchases (a).........................................................             945.9            1,186.4
     Operating and general expenses........................................             411.4              422.1
     Depreciation, depletion and amortization .............................             108.6              107.0
                                                                                  -----------        -----------
                                                                                      1,465.9            1,715.5
                                                                                  -----------        -----------

Other income - net.........................................................              25.3               22.3
                                                                                  -----------        -----------
Earnings before interest and income taxes   ...............................             269.0              263.3
                                                                                  -----------        -----------

Interest and debt expense..................................................              77.0               75.3
Taxes on income ...........................................................              57.5               63.2
                                                                                  -----------        -----------
Earnings from continuing operations........................................             134.5              124.8
Loss from discontinued operations..........................................                 -               (1.9)
                                                                                  -----------        -----------
Net earnings ..............................................................             134.5              122.9
Dividends on preferred stock...............................................                .1                4.3
                                                                                  -----------        -----------
Net earnings available to common stockholders..............................       $     134.4        $     118.6
                                                                                  ===========        ===========

Basic earnings per share (c)
     From continuing operations............................................       $       .63        $       .57
     Discontinued operations...............................................                 -               (.01)
                                                                                  -----------        -----------
         Net...............................................................       $       .63        $       .56
                                                                                  ===========        ===========
     Average common shares (c).............................................             212.8              212.2

Diluted earnings per share (c)
     From continuing operations............................................       $       .62        $       .56
     Discontinued operations...............................................                 -               (.01)
                                                                                  -----------        -----------
         Net...............................................................       $       .62        $       .55
                                                                                  ===========        ===========
     Diluted shares (c)....................................................             216.1              215.7

Earnings (loss) before interest and income taxes by segment
     Natural gas...........................................................       $     186.9        $     193.8
     Refining, marketing and chemicals.....................................              69.6               47.6
     Exploration and production............................................              11.4               25.5
     Coal..................................................................               4.3                2.8
     Power.................................................................              18.9               11.6
     Corporate and other...................................................             (22.1)             (18.0)
                                                                                  -----------        -----------
                                                                                  $     269.0        $     263.3
                                                                                  ===========        ===========


------------------------------------

(a) Operating revenues and purchases for the 1999 period are lower primarily due to lower prices for crude oil and refined products.

(b) Restated for investment in Trucking, which was accounted for as a discontinued operation as of December 1998.

(c)   Adjusted for 2-for-1 stock split in May 1998.


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

                                                                   Exhibit 99.1


This information includes certain forward-looking statements reflecting the Company's expectations and objectives in the future; however, many factors which may affect the actual results, including commodity prices, market and economic conditions, industry competition and changing regulations, are difficult to predict. Accordingly, there is no assurance that the Company's expectations and objectives will be realized.

The terms "Coastal," "Company," "we," "our," "its" and "segment" are used in this release for purposes of convenience and are intended to refer to The Coastal Corporation and/or its subsidiaries either individually or collectively, as the context may require. These references are not intended to suggest that the various Coastal companies referred to are not independent corporate entities having their separate corporate identities and management.



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